SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Important Information For All Brantley Capital Stockholders

Robert Pinkas has stated that I attempted to "greenmail" Brantley by threatening to liquidate it unless I was bought out. That is false. What happened is that after I informed him that I would propose a liquidation of Brantley at the annual meeting, Mr. Pinkas himself made an unsolicited offer to buy Richard Barone's and my shares for $13 per share. The following is a transcription of Mr. Pinkas telephone message to me on or about June 1, 2002.

"Saturday, 4:02 p.m."

"Phil, you know, you gotta do what you gotta do. I'm just telling you, if you go public with some kind of nonsense about liquidating and starting all sorts of proxy stuff, I am not - I'm gonna drop the whole issue of buying you out. I'm not gonna waste my time on that if it -- you know, if it -- if that's the position you're gonna take. So, I wish you'd let me know. I think I can get this done in the next week. If -- if that's not good enough for you, then too bad. You, know, I'm not -- I'm not gonna sit here and play your bully games, you know, which I've done for far too long, coddling you and trying to kind of figure out something, you know, to accommodate you which is impossible. So, you know, if you can't budge the lawyers basically on anything, you know, it's your call. I'm just telling you, I'm tired of the whole freakin' nonsense at this point. And -- and I, I -- the only thing I'd like from you - which, you know, I'm sure you're not gonna do, but uh, see if you're gonna go ahead and start some stupid fight, you know, let me know so I don't have to waste my time, you know, talking about figuring out doing this buyout because it's a waste of my fucking time basically at this point. Um, I'm in the office if you want to talk about it but I will tell you that, I, I am not gonna waste my time on this, you know, if you and Richard are gonna, you know, make some stupid ass statement basically in your normal rhetoric, as you call it, you know. Uh, I'm just gonna say, "Fine, then we're in a battle. Take the next three years and waste each other's time." Cause I got other things to do so I can do this on part time basically. So, I'm not gonna waste my time on it. Thanks."

**************

Because Mr. Pinkas knew that the stockholders overwhelmingly favored liquidating Brantley, he conspired with Brantley's attorneys to prevent all the votes from being counted at the annual meeting of stockholders on September 17, 2002. The following is a summary of the voting results on the contested matters at the meeting (1) as Mr. Pinkas wants them and (2) if all votes are counted. This matter is now in litigation.

Election of Directors
           Pinkas Votes Only              All Votes Counted (%)
Oliver     1,154,517                      1,154,517         (42%)
Bryan      1,154,517                      1,154,517         (42%)
Dakos      6,000                          1,576,541         (58%)
Hellerman  6,000                          1,576,491         (58%)

Liquidation

For        159,929                        1,735,603         (61%)
Against    1,071,407                      1,089,873         (39%)
Abstain    21,504                         28,166

Termination

For        217,151                       1,793,883          (64%)
Against    1,012,618                     1,019,538          (36%)
Abstain    23,071                        40,271


                      ***************

Denying that he made an unsolicited offer to buy me out is not Mr. Pinkas' only lie to stockholders. The following is an edited excerpt from the transcript of Brantley's annual meeting of stockholders held on September 17, 2002:

MR. PINKAS:  The second point is that the proposal that we
have come up with now is a proposal that, yes, gives us a
little extra management fee on the rights offering, but
it's a very small piece because we're only raising $6 or $7
million from the shareholders, and   what the shareholders
get as a benefit of that is they get the leverage from the
FDIC which is about $25 million, which you incorrectly
misstated in your proxy material stating that we would get
a fee on that.  Our fee is not on debt, it is on net asset
value.  Right now the   corporation is $6 million in debt.
You should know that, you're a director. We don't take a fee on that. At the end of the day, what we try to do is fashion a proposal which will enhance shareholder value with the least amount of extra management fee for us and give the shareholders in effect dramatically more capital working for them.

MR. GOLDSTEIN: Bob, you made statements that you attributed to me -

MR. PINKAS: It's in writing, you're in writing saying we wanted a 2.85 percent fee on the debt. We don't. It isn't in there. You absolutely misstated that.

The following excerpt from the minutes of a meeting of Brantley's board of directors held on February 28, 2002 conclusively demonstrates that Mr. Pinkas lied when he said he didn't want to be paid a 2.85% fee on the debt.

In conjunction with such a rights offering, Mr. Pinkas recommended that the Company apply for an SBIC license that would allow it to utilize SBIC funding equal to two times the amount raised from the rights offering in the form of senior debt. The board unanimously approved the recommendations. As a result of the proposed transaction
Mr. Pinkas also recommended that the board consider a change to the advisory agreement that would permit the advisor to receive a management fee on the SBIC funding.
After a discussion, the board approved the recommendation by a vote of 7 to 1 with Phillip Goldstein being the only dissenting director.

**************

Stockholders can now better evaluate Mr. Pinkas' credibility and actions.